Exhibit 10.154

GUARANTY

This GUARANTY (the “Guaranty”), dated as of April 9th, 2015, made by PennyMac Mortgage Investment Trust, a corporation with principal offices at 6101 Condor Drive, Moorpark, CA 93021 ( “Guarantor”) is made in favor of Federal Home Loan Bank of Des Moines ( “Beneficiary”).

RECITALS

WHEREAS, Guarantor is the indirect beneficial owner of all of the issued and outstanding membership interests of PMT Insurance, LLC, a Missouri limited liability company (“Member”);

WHEREAS, (a) Member and Beneficiary have entered into that certain Advances, Pledge and Security Agreement dated as of the date hereof (the “APSA”), and (b) one or more Affiliates (as defined below) of Guarantor may in the future execute an Affiliate Collateral Pledge and Security Agreement with Beneficiary (an “Affiliate Pledge Agreement”), pursuant to which (x) with respect to the APSA, Member may from time to time borrow money and obtain other products from Beneficiary and (y) with respect to the Affiliate Pledge Agreement, such Affiliate(s) may pledge and deliver to Beneficiary certain property as collateral to secure Member’s obligations to Beneficiary under the APSA; and

WHEREAS, for the purpose of inducing Beneficiary to lend money, advance credit and extend all other rights of membership in Beneficiary to Member, Guarantor is delivering this Guaranty to Beneficiary. Capitalized terms used herein and not otherwise defined herein (including in Section 17 hereof) shall have the meanings assigned to them in the APSA. The APSA, the Affiliate Pledge Agreement and any other documents and agreements made, delivered or given in connection therewith are sometimes collectively referred to herein as the “Agreements.”

NOW THEREFORE, in furtherance of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby irrevocably and unconditionally guarantees the prompt and complete payment and performance by Member of any and all existing and future indebtedness and liability of every kind, nature and character from Member to Beneficiary, howsoever and whensoever created or arising or evidenced or acquired, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (the “Payment Obligations”). In addition, Guarantor hereby irrevocably and unconditionally guarantees the prompt and complete performance by any Affiliate of Guarantor (an “Affiliate Pledgor”) that may in the future execute an Affiliate Pledge Agreement of all of its and their duties, responsibilities and obligations owed to Beneficiary under such Affiliate Pledge Agreement (the “Performance Obligations” and, together with the Payment Obligations, the “Guaranteed Obligations”). For purposes of this Guaranty, “Affiliate” means any direct or indirect subsidiary of Guarantor.

2. Guaranty Absolute and Unconditional. Guarantor hereby agrees that its obligations hereunder shall be absolute, irrevocable and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any failure to enforce the provisions of the Agreements, including without limitation, any lack of action to demand or obtain any amount in respect of the Guaranteed Obligations from Member or the Affiliate Pledgor(s), the absence of any event of default under any of the Agreements, the obtaining of, or the failure to obtain, any judgment against Member or the Affiliate Pledgor(s), or any attempt, or failure to attempt, to enforce any such judgment (and Beneficiary shall be under no obligation whatsoever to proceed against Member or the Affiliate Pledgor(s) before proceeding against Guarantor hereunder);

(b) any waiver, modification or consent to, departure from, or amendment of the Agreements;

(c) the invalidity, illegality or unenforceability of the Agreements on any ground whatsoever, including without limitation any defect in or want of powers of Member or the Affiliate Pledgor(s) or irregular exercise thereof, any lack of authority by any person purporting to act on behalf of Member or the Affiliate Pledgor(s), any order of any governmental entity purporting to reduce, amend or restructure any of the Guaranteed Obligations or any legal or other limitation, disability or incapacity, or any change in the constituting documents of or the bankruptcy, liquidation or insolvency of Member or the Affiliate Pledgor(s);

(d) any change in the corporate existence, structure or ownership of Member, the Affiliate Pledgor(s) or Guarantor;

(e) any stay, injunction or other prohibition (whether as a result of the insolvency, bankruptcy or reorganization of Member or the Affiliate Pledgor(s) or otherwise) that may delay or prevent any payment (or any declaration that payment is due) or delivery by Member or the Affiliate Pledgor(s), as the case may be; or

(f) any other circumstances that may otherwise constitute a defense available to Member or the Affiliate Pledgor(s) or a legal or equitable discharge of a surety or guarantor.

3. Waiver by Guarantor. Guarantor hereby waives notice of acceptance of this Guaranty, diligence, promptness, acceleration, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of Member or the Affiliate Pledgor(s), any right or requirement to proceed first against Member or the Affiliate Pledgor(s), any protest or notice with respect to the Agreements or the obligations created or evidenced thereby and all demands whatsoever, any exchange, sale or surrender of, or realization on, any other guaranty or any collateral, and any and all other notices and demands whatsoever. Subject to Section 4, this Guaranty shall remain in full force and effect until the Payment Obligations are paid in full, notwithstanding that from time to time Member or the Affiliate Pledgor(s) may be free from any Guaranteed Obligations (the “Term”).

4. Reinstatement in Certain Instances. Guarantor further agrees that if any payment or delivery of any of the Guaranteed Obligations is subsequently rescinded or is subsequently recovered from or repaid by the recipient thereof, in whole or in part, in any bankruptcy, reorganization, insolvency or similar proceedings instituted by or against Member, or otherwise, Guarantor’s obligations hereunder with respect to such Guaranteed Obligation shall be reinstated at such time to the same extent as though the payment or delivery so recovered or repaid had not been originally made.

5. Consents and Renewals. Guarantor agrees that Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Guaranteed Obligations, and may also make any agreement with Member or with any other party to or person liable on any of the Guaranteed Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Beneficiary and Member or any such other party or person, without in any way impairing or affecting this Guaranty. Guarantor agrees that Beneficiary may resort to Guarantor for payment or performance of any of the Guaranteed Obligations, whether or not Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations.

6. Representations and Warranties. Guarantor hereby represents and warrants to Beneficiary (which representations and warranties shall survive the delivery of this Guaranty) that:

(a) Guarantor (i) is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has full power and authority to own its properties and assets and to carry on its business as now being conducted and as presently contemplated; and (iii) has full power and authority to execute, deliver and perform its obligations under this Guaranty.

(b) The execution, delivery and performance by Guarantor of its obligations under this Guaranty will not (i) violate or conflict with (A) any provision of law, order, judgment or decree of any court or other agency or government, (B) any provision of its charter, bylaws, or other organizational documents, or (C) any indenture, agreement or other instrument to which Guarantor is a party or is bound; (ii) result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual provision to which it is bound; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Guarantor pursuant to any indenture, agreement or instrument.

(c) Guarantor is not required to obtain any consent, approval or authorization from or to file any declaration or statement with, any governmental instrumentality or other agency, or any other person or entity, in connection with or as a condition to the execution, delivery or performance of this Guaranty other than such as have already been obtained and are in full force and effect.

(d) There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency, including any arbitration board or tribunal, now pending, or to the knowledge of Guarantor, threatened (i) that is likely to affect the validity or enforceability of this Guaranty or Guarantor’s ability to perform its obligations hereunder; or (ii) against or affecting Guarantor or any of its subsidiaries which, if adversely determined, individually or in the aggregate, would cause a Material Adverse Event with respect to Guarantor, Member or Initial Affiliate Pledgor.

(e) As of the date hereof, (i) Guarantor is solvent and Guarantor’s obligations hereunder will not render Guarantor insolvent; (ii) Guarantor is able to pay its debts as they become due and has sufficient capital to carry on its business; (iii) Guarantor is not contemplating filing a petition under any state or federal bankruptcy law or liquidating all or a major portion of its property; and (iv) Guarantor has no knowledge of any person contemplating the filing of such petition against it.

(f) All financial statements of Guarantor submitted to Beneficiary have been prepared in accordance with sound accounting practices and generally accepted accounting principles in the United States (“GAAP”) on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of Guarantor and the results of the operations for Guarantor as of such date and for the periods indicated. Since the date of the most recent financial statements submitted by Guarantor to Beneficiary, there has been no change in the financial condition or in the assets or liabilities of Guarantor that constitutes a Material Adverse Event.

7. Covenants and Agreements.

(a) Financial and Other Reporting. Throughout the Term of this Guaranty, Guarantor shall maintain a standard and modern system of accounting in accordance with GAAP and will furnish to Beneficiary and its duly authorized representatives such information respecting its business and financial condition as Beneficiary may reasonably request; and without any request, will furnish to Beneficiary:

(1) monthly, as soon as available and in any event within 45 days after the close of each calendar month, a copy of the consolidated and consolidating balance sheets of Guarantor as of the last day of such month and the consolidated statements of operations of Guarantor for the month and for the fiscal year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and the period in the previous fiscal year prepared by Guarantor in accordance with GAAP and certified by the Chief Financial Officer of Guarantor or other officers of Guarantor acceptable to Beneficiary; provided, however, that if Guarantor does not in the ordinary course of business prepare any of such monthly financial statements in accordance with GAAP, such non-GAAP financial statements shall be accompanied with a brief explanation of any departures from GAAP;

(2) as soon as available, and in any event within 120 days after the close of each fiscal year of Guarantor, a copy of the consolidated balance sheet of Guarantor as of the close of such fiscal year and the consolidated statements of operations, stockholder’s equity and cash flows of Guarantor for such period then ended, and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants registered with the Public Accounting Oversight Board, selected by Guarantor and satisfactory to Beneficiary, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of Guarantor as of the close of such fiscal year and the results of operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(3) as soon as available and in any event within the applicable time period specified on Exhibit A hereto, the additional information regarding Guarantor described on Exhibit A hereto, which Beneficiary may update from time to time upon providing reasonable prior notice to Guarantor;

(4) promptly after knowledge thereof shall have come to the attention of any responsible officer of Guarantor, written notice of (i) any threatened or pending litigation or governmental proceeding which, if adversely determined, would cause a Material Adverse Event with respect to Guarantor, Member or any Affiliate Pledgor, and (ii) the occurrence of any event that would have the effect of rendering as untrue any of the representations and warranties contained in Section 6 of this Guaranty;

(5) promptly after receipt thereof, any written reports, management letters or other detailed information contained in writing concerning significant aspects of Guarantor’s operations and financial affairs given to it by its independent public accountants;

(6) immediately upon receipt thereof, copies of interim and supplemental reports if any, submitted to Guarantor by independent accountants in connection with any interim audit or review of the books of Guarantor; and

(7) with reasonable promptness, such other data and information relating to business, operations, affairs, financial condition, assets or properties of Guarantor or relating to the ability of Guarantor to perform its obligations hereunder as from time to time may be reasonably requested by Beneficiary.

(b) Other Credit Defaults. In addition to the information to be provided by Guarantor under Section 7(a) above, Guarantor shall provide prompt written notice to Beneficiary of any payment default by Guarantor under any other note, indenture, undertaking or agreement for the borrowing of money by Guarantor, to the extent that such default has not been cured by Guarantor, or waived by such creditor, within ten (10) business days of the occurrence of such default.

8. Subrogation. Guarantor will not exercise any rights that it may acquire by way of subrogation until all of the Guaranteed Obligations to Beneficiary have been paid in full. If any amount is paid to Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of Beneficiary and shall then be paid to Beneficiary to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all the Guaranteed Obligations, Guarantor shall be subrogated to the rights of Beneficiary against Member and Beneficiary agrees to take at Guarantor’s expense such steps as Guarantor may reasonably request to implement such subrogation.

9. No Set-off or Counterclaim by Guarantor; Taxes. All payments and deliveries under this Guaranty shall be made by Guarantor in U.S. Dollars and without set-off, counterclaim or deduction or withholding for any tax. If Guarantor is required by law to deduct or withhold any taxes, Guarantor shall pay to Beneficiary such additional amounts as necessary to ensure that the amount received by Beneficiary equals the full amount Beneficiary would have received had no such deduction or withholding been required. Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Guaranteed Obligations. Without prejudice to the survival of any other agreement contained herein, Guarantor’s agreements and obligations contained in this paragraph shall survive the payment in full of the obligations and any termination of this Guaranty.

10. Expenses of Enforcement. Guarantor further agrees to pay on demand all reasonable and necessary out-of-pocket costs and expenses, including reasonable attorneys’ fees that may be incurred by Beneficiary in any effort to collect or enforce any provision of this Guaranty.

11. Cumulative Rights. No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

12. Governing Law; Submission to Jurisdiction. THIS GUARANTY AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS GUARANTY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF IOWA. With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), Guarantor irrevocably: (a) submits to the exclusive jurisdiction of the courts of the State of Iowa located in Polk County, Iowa and, if applicable, the United States District Court for the Southern District of Iowa; and (b) waives any objection that it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings that such court does not have any jurisdiction over Guarantor. Nothing in this Guaranty precludes Beneficiary from bringing Proceedings in any other jurisdiction in order to enforce any judgment obtained in any Proceedings referred to in the preceding sentence.

13. Service of Process and Notice. (a) Guarantor irrevocably appoints the Process Agent specified below to receive, for it and on its behalf, service of process in any Proceedings.

Address:          351 West Camden Street, Baltimore, MD, 21201

Attention:        The Corporation Trust Incorporated

Upon request, Guarantor agrees to provide written evidence of such appointment and renewal to Beneficiary. Nothing in this Guaranty will affect the right of Beneficiary to serve process in any other manner permitted by law.

Guarantor agrees that service upon itself or this Process Agent by registered first class mail or air courier constitutes effective service as if personally served pursuant to applicable service of process rules under the Iowa Rules of Civil Procedure. Guarantor waives any right to contest the effectiveness of the service if done in accordance with this Section 13(a).

(b) Any other notices to Guarantor shall be in writing and sent by hand delivery, by certified or registered mail, by expedited or postal delivery service to the address set forth in this Section 13, or by facsimile or email if also sent by one of the foregoing delivery methods. Any of the foregoing communications shall be effective when delivered if delivered on a Business Day between the hours of 8:00 a.m. – 5:00 p.m. Central Time or on the next Business Day if delivered outside normal hours or not delivered on a Business Day.

14. Waiver of Jury Trial. Guarantor waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Guaranty.

15. Successor and Assigns. This Guaranty shall continue in full force and effect and be binding upon Guarantor and the successors and permitted assigns of Guarantor until all of the Guaranteed Obligations have been satisfied in full; provided, however, that Guarantor may not assign or otherwise transfer this Guaranty or any obligations hereunder without the prior written consent of Beneficiary and any such assignment or transfer without such consent shall be void. Beneficiary may assign this Guaranty or any rights or powers hereunder, with any or all of the underlying liabilities or obligations, the payment of which is guaranteed hereunder.

16. Entire Agreement; Amendments and Waivers. This Guaranty supersedes any prior negotiations, discussions, communications or agreements between Beneficiary and Guarantor and constitutes the entire agreement between Beneficiary and Guarantor with respect to the subject matter of this Guaranty. No provision of this Guaranty may be amended, modified or waived without the prior written consent of Beneficiary.

17. Definitions. To the extent not otherwise defined in this Guaranty or in the Agreements, the following capitalized terms used in this Guaranty shall have the meanings set forth below:

(a) “Material Adverse Event” shall mean an action, omission, occurrence, circumstance or event that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise) of a party taken as a whole; (b) the ability of a party, taken as a whole, to perform its payment or performance obligations under this Guaranty, as applicable; or (c) the validity or enforceability of this Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by one of its duly authorized representatives or officers as of the date first set forth above.

GUARANTOR

By:	/s/ Anne McCallion
Name:	Anne McCallion
Title:	Chief Financial Officer

[FHLB Guaranty]

Exhibit A

Additional Guarantor Information Deliveries

Monthly Information – Guarantor shall provide the following information to the Beneficiary within 45 days of the last day of each calendar month:

•	Price to book percentage

•	Unpledged assets to total assets percentage

•	Weighted average maturity of repurchase agreements

•	Number of repurchase agreement counterparties

•	New lending facilities / indebtedness

Quarterly Information – Guarantor shall provide the following information to the Beneficiary within 45 days of the last day of Guarantor’s fiscal quarter:

•	Results of quarterly REIT “Asset Test”

•	Results of quarterly REIT “Distribution Test”

Annual Information – Guarantor shall provide the following information to the Beneficiary within 90 days of the last day of Guarantor’s fiscal year:

•	Results of annual REIT “Income Test”

•	Results of annual REIT “Asset Ownership Limitations Test”

•	Results of annual REIT “Organizational Test”